Calculation of Filing Fee Tables
S-8
PERRIGO Co plc
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, par value euro 0.001 per share	Other	8,269,649	$ 11.44	$ 94,604,784.56	0.0001381	$ 13,064.92
Total Offering Amounts:						$ 94,604,784.56		$ 13,064.92
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 13,064.92
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the Registration Statement on Form S-8 shall also cover an indeterminate number of additional ordinary shares of Perrigo Company plc (the "Registrant") that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration that results in an increase in the number of the Registrant's outstanding ordinary shares. (2) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act using the average of the high and low sale prices of the ordinary shares on April 29, 2026, as reported on the New York Stock Exchange.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources